Exhibit 2.1

PURCHASE AND SALE AGREEMENT

for

3411 N. Perris Boulevard and 100 W. Sinclair Street

Perris, California

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into this 27th day of December, 2006, by and between NATIONAL RV HOLDINGS, INC., a Delaware corporation (“Seller”), and FIRST INDUSTRIAL ACQUISITIONS, INC., a Maryland corporation (“Buyer”).

1.             SALE.  Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, on the terms and conditions set forth in this Agreement, the Property (as hereinafter defined), including those certain five (5) buildings commonly known as 3411 N. Perris Boulevard and 100 W. Sinclair Street, Perris, California, containing approximately 595,940 square feet (collectively, the “Buildings”).  For purposes of this Agreement, the term, “Property” shall mean collectively:

1.1.         Land.  Those parcels of land described in Exhibit A attached hereto (collectively, the “Land”), together with all rights, easements and interests appurtenant thereto, including, but not limited to, any streets or other public ways adjacent to the Land and any water or mineral rights owned by, or leased to, Seller.

1.2.         Improvements.  All improvements located on the Land, including, but not limited to, the Buildings, and all other structures, systems, and utilities associated with, and utilized by Seller in, the ownership and operation of the Buildings (all such improvements being collectively referred to as the “Improvements”).

1.3.         Intangible Property.  All, if any, (i) trademarks, tradenames, development rights and entitlements and other intangible property associated with the Land or Improvements, owned by Seller and used in connection with the foregoing; (ii) guaranties and warranties issued to Seller and with respect to the Improvements; and (iii) any reports, studies, surveys and other comparable analysis, depictions or examinations of the Land and/or the Improvements (collectively, the “Intangibles”).

1.4.         Contracts.  Those certain operating contracts, service contracts, management agreements and other comparable agreements described on Exhibit B attached hereto (the “Contracts”) that Buyer expressly elect to assume pursuant to Section 8.2 hereof.

2.             PURCHASE PRICE.

2.1.         Purchase Price.  The total purchase price to be paid to Seller by Buyer for the Property shall be Thirty-One Million Seven Hundred Fifty Thousand and No/100 Dollars ($31,750,000.00) (the “Purchase Price”).  Provided that all conditions precedent to Buyer’s obligations to close as set forth in this Agreement (“Conditions Precedent”) have been satisfied and fulfilled, or waived in writing by Buyer, the Purchase Price shall be paid to Seller at Closing, plus or minus prorations and other adjustments hereunder, by federal wire transfer of immediately available funds.

2.2.         Earnest Money.  No later than two (2) business days after the complete execution and delivery of this Agreement (the date upon which this Agreement has been fully executed and delivered to both parties, the “Effective Date”), Buyer shall deposit the sum of $250,000.00 as its initial earnest money deposit (the “Initial Earnest Money”) in an escrow (the “Escrow”) with First American Title Insurance Company (“Escrow Holder”).  No later than

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two (2) business days after the Review Period Expiration Date (as hereinafter defined), Buyer shall deposit the sum of $750,000.00 in Escrow with the Escrow Holder as its additional earnest money deposit (the “Additional Earnest Money”).  The Initial Earnest Money and the Additional Earnest Money, together with all interest earned thereon, is hereinafter referred to as the “Deposit.”  The Deposit shall be held in a joint order escrow (the “Escrow Agreement”) between Buyer, Seller and Escrow Holder, which Escrow Agreement shall contain terms mutually and reasonably acceptable to Buyer and Seller.  The Deposit shall be applied against the Purchase Price at Closing.  Following the Review Period Expiration Date, the Deposit shall be non-refundable, except in the event of (a) a failure by Seller to have performed fully or tender performance of its obligations hereunder, (b) a failure of a condition to Buyer’s obligations set forth in Section 9 or (c) a circumstance entitling Buyer to the return of the Deposit under Section 14.

2.3.         Opening of Escrow.  For the purposes of this Agreement, the Escrow shall be deemed opened (“Opening of Escrow”) on the date Escrow Holder receives an original of this Agreement fully executed by Buyer and Seller, which shall occur no later than the Effective Date.  Escrow Holder shall promptly notify Buyer and Seller in writing of the Opening of Escrow.  Buyer and Seller agree to execute, deliver and be bound by any reasonable or customary supplemental escrow instructions or other instruments reasonably required by Escrow Holder to consummate the transaction contemplated by this Agreement; provided, however, that no such instruments shall be inconsistent or in conflict with, amend or supersede any portion of this Agreement.  If there is any conflict or inconsistency between the terms of such instruments and the terms of this Agreement, then the terms of this Agreement shall control.

3.             CLOSING.  The purchase and sale contemplated herein shall be consummated at a closing (“Closing”) to take place through an escrow with the Title Company (as hereinafter defined).  The Closing shall occur on February 15, 2007 (the “Closing Date”).  The Closing shall be effective as of 12:01 A.M. on the Closing Date.

4.             PROPERTY INSPECTION.

4.1.         Basic Property Inspection.  Not later than five (5) days after the Effective Date, Seller shall deliver to Buyer all of the agreements, documents, contracts, information, records, reports and other items described in Exhibit C attached hereto (the “Documents”) that are in its possession or reasonable control.  At all times prior to Closing, including times following the “Review Period Expiration Date” (which Review Period Expiration Date is defined as February 9, 2007), Buyer, its agents and representatives shall be entitled to conduct a “Due Diligence Inspection,” which includes the rights to: (i) enter upon the Land and Improvements, on reasonable notice to and coordinate with Seller, to perform inspections and tests of the Land and the Improvements, including, but not limited to, inspection, evaluation and testing of the heating, ventilation and air-conditioning systems and all components thereof and environmental studies and investigations of the Land and the Improvements; (ii) examine and copy any and all books, records, correspondence, financial data, and all other documents and matters, public or private, maintained by Seller or its agents, and relating to receipts and expenditures pertaining to the Property for the three most recent full calendar years and the current calendar year; (iii) make investigations with regard to zoning, environmental, Buildings, code and other legal requirements; and (iv) make or obtain market

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studies and real estate tax analyses.  If, at any time prior to the Review Period Expiration Date, Buyer, in its sole and absolute discretion, determines that the results of any inspection, test or examination do not meet Buyer’s criteria for the purchase, financing or operation of the Property in the manner contemplated by Buyer, or if Buyer, in its sole discretion, otherwise determines that the Property is unsatisfactory to it, then Buyer may terminate this Agreement by written notice to Seller, with a copy to Escrow Holder, given not later than 5:00 P.M. (California Time) on the Review Period Expiration Date, whereupon the provisions of Section 21.8 governing a permitted termination by Buyer shall apply.

4.2.         Indemnification.  In the event that, as a result of Buyer’s Due Diligence Inspection, any damage occurs to the Property, then Buyer shall promptly repair such damage at Buyer’s sole cost and expense.  Buyer hereby indemnifies, protects, defends and holds Seller harmless from and against any and all losses, damages, claims, causes of action, judgments, damages, costs and expenses (including reasonable fees of attorneys) (collectively, “Losses”) that Seller actually suffers or incurs as a result of (i) a breach of Buyer’s agreements set forth in this Section 4 in connection with the Due Diligence Inspection, (ii) Buyer’s inspection or entry onto the Property or (iii) physical damage to the Property or bodily injury caused by any willful misconduct or negligent act of Buyer or its agents, employees or contractors in connection with the right of inspection granted under this Section 4.  Buyer and any of its agents and consultants performing the Due Diligence Inspection shall, upon the request of Seller, provide Seller with written evidence of insurance in an amount and containing coverage reasonably acceptable to Seller, naming Seller as an additional insured.  The terms of this Section 4.2 shall survive the termination of this Agreement.

4.3.         Buyer’s Reliance on Own Investigation; “AS-IS” Sale; Release.

4.3.1.      Buyer agrees and acknowledges that, as of the Closing Date, Buyer shall have made such feasibility studies, investigations, title searches, environmental studies, engineering studies, inquiries of governmental officials, and all other inquiries and investigations as Buyer shall deem necessary to satisfy itself as to the condition and quality of the Property.  By proceeding with Closing, Buyer acknowledges that it has been given ample opportunity to inspect the Property.

4.3.2.      Buyer further acknowledges and agrees that, at Closing, Buyer will buy and is buying the Property in its then condition, “AS IS, WHERE IS” and WITH ALL FAULTS, and solely in reliance on Buyer’s own investigation, examination, inspection, analysis and evaluation and the express representations and warranties of Seller set forth in this Agreement.  Except for the express representations and warranties of Seller set forth in this Agreement, Buyer is not relying on any statement or information made or given, directly or indirectly, orally or in writing, express or implied, by Seller, its agents or any other representative of Seller as to any aspect of the Property, including without limitation, the physical, environmental, economic or legal conditions and quality but, rather, is and will be relying on independent evaluations by its own personnel or consultants to make a determination as to the physical and economic nature, condition and prospects of the Property.  Buyer assumes the risk that adverse physical, environmental, economic or legal conditions may not be revealed by its investigation.

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4.3.3.      The agreements and acknowledgments contained in this Section constitute a conclusive admission that Buyer, as a sophisticated, knowledgeable investor in real property, shall acquire the Property solely in reliance upon its own judgment as to any matter germane to the Property or to Buyer’s contemplated use of the Property, and not upon any statement, representation, or warranty by Seller, its agents or any other representative of Seller, which is not expressly set forth in this Agreement.

4.3.4.      Except as otherwise expressly provided in Section 7 below, Seller disclaims the making of any representations or warranties, express or implied, regarding the Property or its value or matters affecting the Property, including, without limitation, the physical condition of the Property, title to or the boundaries of the Land, pest control matters, soil condition, hazardous waste, toxic substance or other environmental matters, compliance with the Americans With Disabilities Act of 1990, or other building, health, safety, land use and zoning laws, regulations and orders, structural and other engineering characteristics, traffic patterns and all other information pertaining to the Property.  Buyer, moreover, acknowledges (i) that Buyer has entered into this Agreement with the intention of relying upon its own investigation of the physical, environmental, economic and legal condition of the Property and (ii) that Buyer is not relying upon any representations and warranties, other than those specifically set forth in Section 7 below, made by Seller or anyone acting or claiming to act on Seller’s behalf concerning the Property or its value.  Buyer further acknowledges that it has not received and is not relying on any accounting, tax, legal, architectural, engineering, property management, leasing or other advice from Seller with respect to this transaction and is relying solely upon the advice of its own accounting, tax, legal, architectural, engineering, property management and other advisors.

4.3.5.      Except with respect to any claims arising out of any breach of covenants, representations or warranties set forth in Sections 7 or 8 below, Buyer, for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Seller, its agents, partners, affiliates, successors and assigns from any and all rights, claims and demands at law or in equity, whether known or unknown at the time of this Agreement, which Buyer has or may have in the future, arising out of the physical, environmental, economic or legal condition of the Property.  As further consideration for, and as an inducement to Seller to enter into, this Agreement, Buyer hereby agrees that matters released herein are not limited to matters which are known to Buyer or disclosed, and Buyer waives any and all rights it may have under Section 1542 of the California Civil Code or any similar state, local or federal law, statute, rule, order or regulation.  Said Section 1542 provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF  EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Buyer hereby specifically acknowledges that Buyer has carefully reviewed this subsection and discussed its import with legal counsel and that the provisions of this subsection are a material part of this Agreement.

Buyer’s Initials:

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The provisions of this Section shall survive Closing.

5.             TITLE AND SURVEY MATTERS.

5.1.         Conveyance of Title.  At Closing, Seller agrees to deliver to Buyer a grant deed (the “Grant Deed”), in recordable form, conveying the Land and the Improvements to Buyer or Buyer’s assignee or designee, free and clear of all liens, claims and encumbrances except for the Permitted Exceptions (as hereinafter defined).  Buyer shall order a commitment (the “Title Commitment”), dated after the Effective Date, issued by First American Title Insurance Company (5 First American Title, Santa Ana, CA  92707; Attn: Leann Berry) (the “Title Company”), for an owner’s title insurance policy (the “Title Policy”), ALTA Policy Form B-1992, in the full amount of the Purchase Price.  The premium for the Title Policy shall be paid in accordance with the terms of Section 13 of this Agreement.  Provided that Buyer has confirmed with the Title Company, in writing, prior to the Review Period Expiration Date that the Title Company will issue the same, it shall be a Condition Precedent to Buyer’s obligation to proceed to Closing that, at Closing, the Title Company shall issue the Title Policy to Buyer insuring Buyer as the fee simple owner of the Property for the full amount of the Purchase Price with all standard and general printed exceptions deleted so as to afford full “extended form coverage,” and shall further include, to the extent that Buyer obtains the written commitment for the same from the Title Company prior to the Review Period Expiration Date, all of the following endorsements to the extent available in the State of California:  an Owner’s comprehensive endorsement; ALTA Zoning Endorsement No. 3.1 (including parking); a tax parcel endorsement; an access endorsement; a survey endorsement; and a contiguity endorsement (collectively, the “Endorsements”).

5.2.         Survey.  Buyer may order, at Buyer’s expense, an ALTA, as-built survey of the Land and the Improvements located thereon (the “Survey”).

5.3.         Defects and Cure.  If the Title Commitment, the Survey or any update to either of the foregoing, (“Title Evidence”) discloses unpermitted claims, liens, exceptions or conditions (the “Defects”), said Defects shall be cured and removed by Seller from the Title Evidence prior to Closing in accordance with this Section 5.3.

5.3.1.      Mandatory Cure Items.  On or prior to Closing, Seller shall be unconditionally obligated to cure or remove the following Defects (the “Liquidated Defects”), whether described in the Title Commitment, or first arising or first disclosed by the Title Company (or otherwise) to Buyer after the date of the Title Commitment, and whether or not raised in a Title Objection Notice (defined below):  (a) liens securing a mortgage, deed of trust or trust deed) evidencing an indebtedness of Seller; (b) judgment liens against any or all of Seller or its shareholders and the officers, directors, employees, agents or duly authorized managing agent of any or all of Seller or its shareholders (collectively “Seller Parties”); (c) tax liens; (d) broker’s liens based on the written agreement of Seller or any Seller Parties; and (e) any mechanics liens that are based upon a written  agreement between either (x) the claimant (a “Contract Claimant”) and any or all of Seller and the Seller Parties, or (y) the Contract Claimant and any other contractor, supplier or materialman with which any or all of Seller and the Seller Parties has a written agreement.  Notwithstanding anything to the contrary set forth herein, if, prior to Closing, Seller fails to so cure or remove (or insure over, in a form and substance reasonably acceptable to Buyer) all Liquidated Defects, then Buyer may either (1)

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terminate this Agreement by written notice to Seller, in which event the provisions of Section 21.8 governing a permitted termination by Buyer shall apply; or (2) proceed to close with title to the Property as it then is, with the right to deduct from the Purchase Price a sum equal to the aggregate amount necessary to cure or remove (by endorsement or otherwise, as reasonably determined by Buyer, acting in good faith) the Liquidated Defects in an amount not to exceed the sum of $500,000.

5.3.2.      Other Defects.  On or before the date that is five (5) days prior to the Review Period Expiration Date, Buyer may deliver one or more notices (each a “Title Objection Notice”) to Seller specifying any lien, claim, encumbrance, restriction, covenant, condition, exception to title or other matter disclosed by the Title Evidence, that is not a Liquidated Defect (“Other Defects”) that is evidenced by the Title Evidence and that renders title unacceptable to Buyer.  Moreover, Buyer may deliver a Title Objection Notice with respect to any Other Defect that first arises, or is first disclosed to Buyer, subsequent to the delivery of the applicable item of Title Evidence to Buyer, and that renders title unacceptable based upon commercially reasonable standards, provided that Buyer delivers such Title Objection Notice to Seller within five (5) days after Buyer obtains actual knowledge of such Other Defect.  Seller shall be obligated to advise Buyer in writing (“Seller’s Cure Notice”) within three (3) business days after Buyer delivers any Title Objection Notice, which (if any) of the Other Defects specified in the applicable Title Objection Notice Seller is willing to cure (the “Seller’s Cure Items”).  If Seller delivers a Seller’s Cure Notice, and identifies any Seller’s Cure Items, Seller shall be unconditionally obligated to cure or remove the Seller’s Cure Items prior to the Closing.  In the event that Seller fails to timely deliver a Seller’s Cure Notice, or in the event that Seller’s Cure Notice (specifying Seller’s Cure Items) does not include each and every Other Defect specified in each Title Objection Notice, then Buyer may either (A) elect to terminate this Agreement by written notice to Seller, in which event the provisions of Section 21.8 governing a permitted termination by Buyer shall apply, or (B) proceed to close, accepting title to the Property subject to those Other Defects not included in Seller’s Cure Notice.  For purposes of this Agreement, the term, “Permitted Exceptions,” shall mean both (i) all liens, claims, encumbrances, restrictions, covenants, conditions, matters or exceptions to title (other than Liquidated Defects) that are set forth in the Title Evidence, but not objected to by Buyer in a Title Objection Notice; and (ii) any Other Defects that Seller elects, or is deemed to have elected, not to cure, but despite which, pursuant to (B) above, Buyer nevertheless elects to close.

6.             LEASEBACK.  Concurrently with the consummation of the Closing, Buyer (as landlord) agrees to lease to National RV Inc. (“Tenant”), and Seller agrees to cause Tenant, its  wholly-owned subsidiary, to lease from Buyer, the Property, pursuant to a lease agreement (the “National RV Lease”) to be finalized and ready for execution on or prior to the Review Period Expiration Date.  The National RV Lease shall, among other things, (i) provide that Tenant, shall pay initial base rent to Buyer, as landlord, in the amount of $0.38 per square foot of the Buildings per month, which base rent amount shall increase by, on a compound basis, 3% during each year of the term; (ii) provide for an initial lease term of ten (10) years, with two (2) five (5) year renewal options, with base rent during the renewal periods being determined at then-fair market value (which base rent amount shall increase by, on a compound basis, 3% per annum); (iii) provide that Seller (a) execute a guaranty of the lease in a form mutually agreed to by Buyer and Seller (the “Guaranty”), and (b) deliver a letter of credit to Buyer, as landlord, as a security deposit in connection with the National RV Lease, in an amount and in a form mutually and

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reasonably agreed to by Buyer and Seller (“Letter of Credit”); (iv) be an absolute net lease wherein Tenant shall be responsible for the real estate taxes, ground maintenance, utilities, insurance costs and the repair and maintenance of the Buildings, including, but not limited to, the roof, HVAC equipment, plumbing lines and parking lots; (vi)  provide that Tenant may assign or sublet a portion of the Premises provided Seller obtains Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; and (v) provide that Tenant may freely sublet or assign its interest in the National RV Lease without obtaining Buyer’s prior written consent to an entity that acquires substantially all of the assets of Tenant as a result of a merger or consolidation or to an entity that has a controlling interest in Tenant provided that such transfer is for a bona fide purpose and not principally for the purpose of transferring Tenant’s leasehold estate; and (vi) provide that Seller may assign its obligations under the Guaranty and Letter of Credit, provided Seller obtains Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned and delayed; it being agreed that it is unreasonable for Buyer to withhold its consent to such and assignment of obligations in the event Seller no longer owns a controlling interest in Tenant and the tangible net worth (as determined in accordance with generally accepted accounting principles (“GAAP”)) of the proposed replacement guarantor is not less than the tangible net worth (as determined in accordance with GAAP) of Seller as of the date of the Guaranty.  The National RV Lease shall be based on the most recent AIR Single Tenant Lease-Net form, containing revisions as mutually and reasonably agreed to by Buyer and Tenant.  Buyer and Seller shall negotiate the National RV Lease in good faith and shall use good faith, reasonable efforts to finalize the terms of the National RV Lease as soon as is reasonably possible.  As soon as Buyer and Seller agree upon the terms of National RV Lease, Buyer and Seller shall execute an amendment to the Agreement memorializing the terms of the National RV Lease and, at Closing, Buyer shall deliver its counterpart to the National RV Lease and Seller shall deliver Tenant’s counterpart to the National RV Lease into escrow.

7.             SELLER’S REPRESENTATIONS AND WARRANTIES.  Seller represents and warrants to Buyer that the following matters are true as of the Effective Date and shall be true as of the Closing Date:

7.1.         Seller’s Representations.

7.1.1.      Documents.  Seller has not intentionally modified, or intentionally withheld any portion of the Documents in its possession or reasonable control.

7.1.2.      Environmental Matters.  Seller has not received any written notice from any governmental authority, or from any tenant or adjacent property owner, of any pending or threatened claims, complaints, notices, correspondence or requests for information received by Seller with respect to any violation or alleged violation of any Environmental Law, any releases of Hazardous Substances (as hereinafter defined) or with respect to any corrective or remedial action for, or cleanup of, the Land, the Improvements or any portion thereof.  For purposes of this Agreement, “Environmental Laws” shall mean:  all past, present or future federal, state and local statutes, regulations, directives, ordinances, rules, policies, guidelines, court orders, decrees, arbitration awards and the common law, which pertain to environmental matters, contamination of any type whatsoever or health and safety matters, as such have been amended, modified or supplemented from time to time (including all present and future amendments thereto and re-authorizations thereof).  For purposes of this Agreement,

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“Hazardous Substances” shall mean: any chemical, pollutant, contaminant, pesticide, petroleum or petroleum product or by product, radioactive substance, solid waste (hazardous or extremely hazardous), special, dangerous or toxic waste, substance, chemical or material regulated, listed, limited or prohibited under any Environmental Law or any material or substance which is (i) defined as a “hazardous waste,” “extremely hazardous waste” or “restricted hazardous waste” under Sections 25115, 25117 or 25122.7, or listed pursuant to Section 251.40, or the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law), (ii) defined as a “hazardous substance” under Section 25316 of the California Health and Safety Code, Division 20, Chapter 6.8 (Carpenter-Presley-Tanner Hazardous Substance Account Act), (iii) defined as a “hazardous material,” “hazardous substance,” or “hazardous waste” under Section 25501 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Materials Release Plans and Inventory), (iv) defined as a “hazardous substance” under Section 25281 of the California Health and Safety Code, Division 20, Chapter 6.7 (Underground Storage of Hazardous Substances), (v) listed under Article 9 or defined as hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20.

7.1.3.      Compliance with Laws and Codes.  Seller has not received any written notice from any governmental authority advising or alleging that the entirety of the Property (including the Improvements), and the use and operation thereof, are not in compliance with all applicable municipal and other governmental laws, ordinances, rules, regulations, codes (including Environmental Laws), licenses, permits and authorizations, and there are presently and validly in effect all required licenses, permits and other authorizations.

7.1.4.      Litigation.  Seller has not been served, and, to Seller’s actual knowledge, there are no pending or threatened judicial, municipal or administrative proceedings affecting the Property, or in which Seller is or will be a party by reason of Seller’s ownership or operation of the Property or any portion thereof.  No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending, or, to Seller’s actual knowledge, threatened, against Seller, nor are any of such proceedings contemplated by Seller.

7.1.5.      Re-Zoning.  Seller is not a party to, nor does Seller have any actual knowledge of, any proceeding for the rezoning of the Property or any portion thereof.

7.1.6.      Authority.  The execution and delivery of this Agreement by Seller, and the performance of this Agreement by Seller, have been duly authorized by Seller, and this Agreement is binding on Seller and enforceable against Seller in accordance with its terms; provided, however, that Seller’s authority to consummate the transaction described herein is subject to the approval by Seller’s board of directors in accordance with Section 11 below.  No consent of any creditor, investor, judicial or administrative body, governmental authority, or other governmental body or agency, or other party to such execution, delivery and performance by Seller is required.  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in a breach of, default under, or acceleration of, any agreement to which Seller is a party or by which Seller or the Property are bound; or (ii) violate any restriction, court order, agreement or other legal obligation to which Seller and/or the Property is subject.

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7.1.7.      No Lease.  Except for the National RV Lease and the Warrior Sublease, there shall be no leases, licenses or other occupancy agreements providing any party with a possessory right at the Property.

7.1.8.      Condemnation.  Seller has not received any written notice from any governmental authority advising it of any pending or threatened condemnation or other governmental taking proceedings affecting all or any part of the Property.

As used in this Section 7.1, “actual knowledge” and “Seller’s knowledge” means the knowledge of Jonathan Corn and [ADD PROPERTY MANAGER], and shall not include implied, imputed or constructive knowledge, or a duty to inquire or investigate any facts or information with respect to the Property or the warranties of Seller contained herein.

7.2.         Limitations.  The representations and warranties of Seller to Buyer contained in Section 7.1 hereof (the “Seller Representations”) shall survive the Closing Date and the delivery of the Deed for a period of nine (9) months.  No claim for a breach of any Seller Representation shall be actionable or payable unless (a) the breach in question results from, or is based on, a condition, state of facts or other matter which was not actually known by Buyer prior to Closing, and (b) written notice containing a description of the specific nature of such breach shall have been delivered by Buyer to Seller prior to the expiration of said nine (9) month survival period, and an action with respect to such breach(es) shall have been commenced by Buyer against Seller within twelve (12) months after Closing.  In addition, Seller’s liability for any such breach of Seller’s Representations shall not exceed $1,500,000.00 in the aggregate and Seller shall further have no liability for any such claim unless and until the amount of all such claims exceeds $100,000.00.

8.             COVENANTS OF SELLER.  Effective as of the Effective Date, Seller hereby covenants with Buyer as follows:

8.1.         Leasing Activities.  Notwithstanding anything contained herein to the contrary, except for the National RV Lease and permitted leasing activities under the Warrior Sublease, Seller shall not execute and enter into any new lease, license or occupancy agreement for all or some portion of the Land and the Improvements unless Seller obtains Buyer’s advance written consent, which consent, may be withheld in Buyer’s sole discretion.

8.2.         New Contracts.  Following the Review Period Expiration Date, Seller shall not amend any existing Contract or enter into any new contract with respect to the ownership and operation of the Property that will be assigned to Buyer at Closing, without Buyer’s prior written approval (which approval shall not be unreasonably withheld).  Prior to the Review Period Expiration Date, Seller shall, provide notice to Buyer of any such activities.

8.3.         Insurance.  Seller shall maintain its existing insurance policies with respect to the Buildings continuously in force through and including the Closing Date.

8.4.         Operation of Property.  From and after the Effective Date and through and including the Closing Date, Seller shall operate and manage the Property in the same manner in which it is being operated as of the Effective Date, and shall maintain the Property

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substantially in its same repair and working order, reasonable wear and tear and Casualty Damage, and Eminent Domain (as defined in Section 14 hereof) excepted.

8.5.         No Assignment.  After the Effective Date and prior to Closing, Seller shall not assign, alienate, lien, encumber or otherwise transfer all or any part of the Property or any interest therein.  Without limitation of the foregoing, Seller shall not grant any easement, right of way, restriction, covenant or other comparable right affecting the Land or the Improvements without obtaining Buyer’s prior written consent, which consent shall not be unreasonably withheld.  Seller shall not enter into any agreement, arrangement or understanding, formal or informal, for the sale of the Property, whether conditional or otherwise.  Notwithstanding the foregoing, Buyer agrees that the National RV Lease and permitted leasing activities under the Warrior Sublease shall not be deemed transfers in violation of this Section 8.5.

8.6.         Change in Conditions.  Seller shall, to the extent Seller obtains knowledge (as defined in Section 7) thereof, promptly notify Buyer of any material change in any condition with respect to the Property, or of the occurrence of any event or circumstance, that makes any representation or warranty of Seller to Buyer under this Agreement materially untrue or misleading, or any covenant of Seller under this Agreement incapable of being, materially performed, or any Condition Precedent incapable of being satisfied.

9.             CONDITIONS PRECEDENT TO CLOSING BENEFITING BUYER.  The following shall be additional Conditions Precedent to Buyer’s obligation to close hereunder:

9.1.         Representations and Warranties.  As of the Closing Date, the representations and warranties made by Seller to Buyer as of the Effective Date shall be true, accurate and correct as if specifically remade at that time.

9.2.         National RV Lease/Guaranty and Letter of Credit.  At Closing, Buyer receives (i) an original of the Seller Lease, executed in counterpart by Tenant; (ii) an original of the Guaranty and (iii) the Letter of Credit.

9.3.         Warrior Sublease.  Reference is hereby made to the Warrior Sublease (as defined in Exhibit B-1).  At Closing, Buyer, Tenant and Warrior (as defined in Exhibit B-1) shall enter into a Consent to Sublease (the “Consent to Sublease”) containing terms acceptable to Buyer, Tenant and Warrior.

9.4.         Seller Performance.  Seller shall have performed and complied with all the agreements and conditions required in this Agreement to be performed and complied with by Seller prior to Closing; and Escrow Holder may deem all such items to have been performed and complied with when Seller has deposited all items in Escrow as required hereunder.

9.5.         Title Policy.  Title Company will issue its ALTA Extended Coverage Owner’s Policy of Title Insurance (rev’d 10/17/70) in the amount of the Purchase Price showing title vested in Buyer subject only to the Permitted Exceptions and the usual exceptions found in said policy, together with such endorsements as the Title Company shall have committed to issue prior to the Review Period Expiration Date; provided, Buyer shall confirm with Title Company prior to the Review Period Expiration Date, that it can issue the policy form described above.

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9.6.         No Termination.  This Agreement shall not have been terminated pursuant to any other provision hereof.

10.          CLOSING DELIVERIES.  At Closing, Seller shall deliver or cause to be delivered to Buyer the following and Buyer shall deliver to Seller, or cause to be delivered to Seller, Buyer’s signatures on the applicable documents as follows:

10.1.       Deed.  The Grant Deed for the Land, in the form of Exhibit D, executed by Seller, in recordable form conveying the Land and the Improvements to Buyer free and clear of all liens, claims and encumbrances except for the Permitted Exceptions.

10.2.       General Assignment.  An assignment, in the form of Exhibit E, executed by Seller and Buyer, of all right, title and interest of Seller and its agents in and to the Intangibles (including, but not limited to, the governmental approvals all guarantees and warranties given to Seller that have not expired (either on a “claims made” or “occurrences” basis), in connection with the operation, construction, improvement, alteration or repair of the Property).

10.3.       Assignment of Contracts.  Two (2) duly executed counterparts of an assignment, in the form of Exhibit F, executed by Seller and Buyer, whereby Seller assigns, and Buyer assumes, those of the Contracts that Buyer may elect (in its sole discretion) in writing to assume on or prior to the Review Period Expiration Date (the “Contract Assignment”).

10.4.       National RV Lease.  An original of the National RV Lease, executed in counterpart by Tenant and Buyer.

10.5.       Guaranty.  An original of the Guaranty, executed by Seller.

10.6.       Letter of Credit.  Seller shall deliver to Buyer the letter of credit required to be deposited by Seller under the National RV Lease.

10.7.       Consent to Sublease.  An original of the Consent to Sublease, executed by Buyer, Warrior and Tenant.

10.8.       Keys.  Keys to all locks located in the Property, to the extent in Seller’s possession or control.  However, due to Security and Exchange Commission regulations and other laws related to the security of public company documents and information, Seller shall be permitted to retain the right to exclude Buyer from certain designated areas.  Buyer shall be permitted supervised access to such designated areas upon reasonable notice during normal business hours.  Such rights shall be documented in the National RV Lease.

10.9.       ALTA Statement.  If required by the Title Company, an ALTA (or comparable) Statement, in the form of Exhibit G, executed by Seller.

10.10.     Original Documents.  To the extent not previously delivered to Buyer, originals of the assigned Contracts, permits or approvals.

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10.11.     Closing Statement.  A closing statement conforming to the proration and other relevant provisions of this Agreement shall be provided by the Escrow Holder, duly executed by Buyer and Seller.

10.12.     Plans and Specifications.  All plans and specifications related to the Property in Seller’s possession and control or otherwise available to Seller.

10.13.     Entity Transfer Certificate.  Entity Transfer Certification, in the form of Exhibit H, confirming that Seller is a “United States Person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended and the California equivalent thereto, Form 593-C.

10.14.     Closing Certificates.  Certificates, signed by each of Seller and Buyer, in the form of Exhibit I, certifying to the Buyer and Seller, respectively, that the representations and warranties of such party contained in this Agreement are true and correct as of the Closing Date, in all material respects.

10.15.     Other.  Such other documents and instruments as may reasonably be required by Buyer or the Title Company and that may be reasonably necessary or appropriate to consummate this transaction and to otherwise effect the agreements of the parties hereto.

11.          CONDITIONS PRECEDENT TO CLOSING BENEFITING SELLER.  The following shall be additional Conditions Precedent to Seller’s obligation to close hereunder:

11.1.       Purchase Price.  The Purchase Price, plus or minus prorations, shall be delivered to the Title Company in escrow for disbursement to Seller.

11.2.       National RV Lease.  At Closing, Buyer authorizes escrow to release to Seller its executed counterpart to the National RV Lease.

11.3.       Representations and Warranties.  As of the Closing Date, the representations and warranties made by Buyer to Seller as of the Effective Date shall be true, accurate and correct in all respects as if specifically remade at that time.

11.4.       Buyer Performance.  Buyer shall have performed and complied with all the agreements and conditions required in this Agreement to be performed and complied with by Buyer prior to Closing; and Escrow Holder may deem all such items to have been performed and complied with when Buyer has deposited all items in Escrow as required hereunder.

11.5.       Board Approval.  Seller shall have obtained the approval of its board of directors with respect to the sale of the Property hereunder on or before January 24, 2007.

11.6.       No Termination.  This Agreement shall not have been terminated pursuant to any other provision hereof.

In the event Seller terminates this Agreement pursuant to Section 11.5, then in addition to causing Escrow Holder to immediately return the Deposit to Buyer, Seller shall also pay to Buyer, within thirty (30) days after receipt a written invoice from Buyer, Buyer’s actual out-of-

13

pocket expenses incurred in connection with the negotiation of this Agreement and Buyer’s performance of its Due Diligence Inspection (not to exceed, in the aggregate, $50,000).  The terms of this Section 11 shall survive the termination of this Agreement.

12.          PRORATIONS AND ADJUSTMENTS.  The following shall be prorated and adjusted between Seller and Buyer as of the Closing Date, except as otherwise specified:

12.1.       Taxes.  Buyer and Seller shall not prorate real estate taxes and assessments at Closing as the payment of such real estate taxes and assessments shall be the sole responsibility of Tenant under the National RV Lease.

12.2.       Base Rent.  Buyer shall receive a credit at Closing for the base rent owing from Tenant pursuant to the National RV Lease, for the portion of the month in which the Closing occurs that Tenant is a tenant under the National RV Lease.

12.3.       Utilities Contracts.  The parties shall not prorate water, electricity, sewer, gas, telephone and other utility charges (collectively, “Utilities”) as well as amounts due pursuant to any Contracts, since under the terms of the National RV Lease, Tenant shall be responsible for the timely payment of all such Utilities and Contracts.

12.4.       Other.  Such other items as are customarily prorated in transactions of this nature shall be ratably prorated.

For purposes of calculating prorations, Buyer shall be deemed to be in title to the Property, and therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire day upon which the Closing occurs.  All such prorations shall be made on the basis of the actual number of days of the year and month that shall have elapsed as of the Closing Date.  The amount of such prorations shall be adjusted in cash after Closing, as and when complete and accurate information becomes available.  Seller and Buyer agree to cooperate and use their good faith and diligent efforts to make such adjustments as soon as is reasonably practicable after the Closing, but in no event later than December 31, 2007.  Items of income and expense for the period prior to the Closing Date will be for the account of Seller and items of income and expense for the period on and after the Closing Date will be for the account of Buyer, all as determined by the accrual method of accounting.  Bills received after Closing that relate to expenses incurred, services performed or other amounts allocable to the period prior to the Closing Date shall be paid by Seller.  Any amounts not so paid by Seller may be set off against amounts (if any) otherwise due Seller hereunder.  The obligations of the parties pursuant to this Section 12 shall survive the Closing and shall not merge into any documents of conveyance delivered at Closing.

13.          CLOSING EXPENSES.  Buyer will pay the premium for the Title Policy allocable to the “extended coverage” thereunder, the cost of any Endorsements, the cost of the Survey, one half the costs of any escrows hereunder and the cost of recording the Grant Deed.  Seller shall pay all documentary, county and municipal transfer taxes, premium for the Title Policy allocable to the CLTA “standard coverage” thereunder, any pre-payment penalties associated with the payment of any Seller indebtedness encumbering the Land or the

14

Improvements as contemplated under Section 5 above, and one-half of the cost of any escrows hereunder.  Any and all other costs shall be allocated in accordance with local custom.

14.          DESTRUCTION, LOSS OR DIMINUTION OF PROJECT.  If, prior to Closing, all or any portion of the Land or the Improvements are damaged by fire or other natural casualty (collectively “Casualty Damage”), or are taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (collectively “Eminent Domain”), then the following procedures shall apply:

(a)                                  If the aggregate cost of repair or replacement of the Casualty Damage (collectively, “repair and/or replacement”) is $1,000,000 or less, in the opinion of Buyer’s and Seller’s respective engineering consultants, Buyer shall close and take the Property as diminished by such events, subject to an assignment of Seller’s casualty insurance proceeds (plus the amount of any unpaid deductible) or an assignment of any condemnation award, as applicable.

(b)                                 If the aggregate cost of repair and/or replacement of the Casualty Damage is greater than $1,000,000, in the opinion of Buyer’s and Seller’s respective engineering consultants, or in the event of an Eminent Domain, then Buyer, at its sole option, may elect either to (i) terminate this Agreement by written notice to Seller in which event the provisions of Section 21.8 governing a permitted termination by Buyer shall apply; or (ii) proceed to close subject to an assignment of the proceeds of Seller’s casualty insurance for all Casualty Damage plus the amount of any unpaid deductible (or condemnation awards for any Eminent Domain).  In such event, Seller shall fully cooperate with Buyer in the adjustment and settlement of the insurance claim.  The proceeds and benefits under any rent loss or business interruption policies attributable to the period following the Closing shall likewise be transferred and paid over (and, if applicable, likewise credited on an interim basis) to Buyer.

15.          DEFAULT.

15.1.       Default by Seller.  In the event that the sale is not consummated as a result of the fact that any of Seller’s Representations contained herein are not true and correct on the Effective Date and continuing thereafter through and including the Closing Date, or if Seller fails to perform any of the covenants and agreements contained herein to be performed by Seller within the time for performance as specified herein (including Seller’s obligation to close), Buyer may elect either to (i) terminate Buyer’s obligations under this Agreement by written notice to Seller with a copy to Escrow Holder, in which event the Deposit shall be returned immediately to Buyer; or (ii) file an action for specific performance.  Seller agrees that in the event Buyer elects (ii) above, Buyer shall not be required to post a bond or any other collateral with the court or any other party as a condition to Buyer’s pursuit of an action.  Seller hereby covenants and agrees that in the event that a default on the part of Seller hereunder is willful in nature, Buyer may (in addition to any and all other remedies of Buyer hereunder) file an action for damages actually suffered by Buyer by reason of Seller’s defaults hereunder (including, but

15

not limited to, attorneys’ fees, engineering fees, fees of environmental consultants, appraisers’ fees, and accountants’ fees incurred by Buyer in connection with this Agreement and any action hereunder).  The provisions of the immediately preceding sentence shall survive any termination of this Agreement.  Nothing in this Section 15.1 shall be deemed to in any way limit or prevent Buyer from exercising any right of termination provided to Buyer elsewhere in this Agreement.

15.1.1.    Default by Buyer.  BUYER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER IN THE EVENT BUYER DEFAULTS HEREUNDER AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY AS HEREIN PROVIDED.  BUYER AND SELLER THEREFORE AGREE THAT A REASONABLE PRESENT ESTIMATE OF THE NET DETRIMENT THAT SELLER WOULD SUFFER IN THE EVENT OF BUYER’S DEFAULT OR BREACH HEREUNDER IS AN AMOUNT OF MONEY EQUAL TO THE DEPOSIT WHICH SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677 AND SHALL NOT CONSTITUTE FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE 3275 OR 3369.  THE FOREGOING SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY HEREUNDER.

SELLERS INITIALS	BUYERS INITIALS

16.          SUCCESSORS AND ASSIGNS; TAX-DEFERRED EXCHANGE; NATURAL HAZARDS DISCLOSURE.

16.1.       Assignment.  The terms, conditions and covenants of this Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective nominees, successors, beneficiaries and assigns; provided, however, no conveyance, assignment or transfer of any interest whatsoever of, in or to the Property or of this Agreement shall be made by Seller during the term of this Agreement (except for the National RV Lease and permitted leasing activities under the Warrior Sublease).  Buyer may assign all or any of its right, title and interest under this Agreement to (i) any third party intermediary (an “Intermediary”) in connection with a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code (an “Exchange”); (ii) any affiliate of Buyer or First Industrial, L.P. (a “Buyer Affiliate”); and (iii) any joint venture, limited liability company or partnership in which Buyer or any Buyer Affiliate has a direct or indirect interest.  In the event of an assignment of this Agreement by Buyer, its assignee shall be deemed to be the Buyer hereunder for all purposes hereof, and shall have all rights of Buyer hereunder (including, but not limited to, the right of further assignment), but the assignor shall not be released from liability hereunder.  Buyer shall inform Seller, in writing, not later than three (3) business days prior to the Closing Date, of the name of the Grantee to be inserted into the Grant Deed.

16.2.       Tax-Deferred Exchange.  In the event Buyer elects to assign this Agreement to an Intermediary, Seller shall reasonably cooperate with Buyer (without incurring any additional liability or any additional third party expenses) in connection with such election and the consummation of the Exchange, including without limitation, by executing an

16

acknowledgment of Buyer’s assignment of this Agreement to the Intermediary in a form reasonably satisfactory to Seller.

16.3.       Natural Hazards Disclosure.  Buyer and Seller acknowledge that Seller is required to disclose if any portion of the Land and Improvements lies within the following natural hazard areas or zones:  (i) a special flood hazard area designed by the Federal Emergency Management Agency (California Civil Code Section 1102.17); (ii) an area of potential flooding (California Government Code Section 8589.4); (iii) a very high fire hazard severity zone (California Governmental Code Section 51183.5); (iv) a wild land area that may contain substantial forest fire risks and hazards (Public Resources Code Section 4136); (v) an earthquake fault or special studies zone (Public Resources Code Section 2621 et seq.) or (vi)  a seismic hazard zone (Public Resources Code Section 2694).  Before the Closing Date, Seller shall provide Buyer with a Natural Hazard Disclosure Statement (“Disclosure Statement”).

17.          NOTICES.  Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Seller and Buyer as follows:

Seller:	Bradley Albrechtsen, CEO
National RV Holdings, Inc.
100 West Sinclair
Perris, California 92571
	Fax:	(951) 943-6117

With a copy to
its attorneys:	Jonathan Corn
Vice President/General Counsel
National RV Holdings, Inc.
100 West Sinclair
Perris, California 92571
	Fax:	(951) 436-3811

Buyer:	First Industrial Acquisitions, Inc.
114 Pacifica Court, Suite 220
Irvine, California 92618
	Attn:	Bob O’Neill
	Fax:	(949) 486-1971

With a copy to
its attorneys:	Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP
333 West Wacker Drive, #2700
Chicago, Illinois 60606
	Attn:	Brett Feinberg
	Fax:	(312) 984-3150

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Notices shall be deemed properly delivered and received: (i) the same day when personally delivered; or (ii) one day after deposit with Federal Express or other comparable commercial overnight courier; or (iii) the same day when sent by confirmed facsimile.

18.          BENEFIT.  This Agreement is for the benefit only of the parties hereto and their nominees, successors, beneficiaries and assignees as permitted in Section 16 and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof.

19.          LIMITATION OF LIABILITY.  Neither the shareholders, members or partners, nor the officers, employees or agents of Seller or Buyer, as the case may be, shall be liable under this Agreement and all parties hereto shall look solely to the assets of Seller or Buyer, as the case may be, for the payment of any claim or the performance of any obligation of Seller or Buyer, as the case may be.

20.          BROKERAGE.  Each party hereto represents and warrants to the other that it has dealt with no brokers or finders in connection with this transaction, except for Grubb & Ellis Company (“Broker”).  Seller shall pay a brokers’ commission due to Broker pursuant to a separate agreement.  Seller and Buyer each hereby indemnify, protect and defend and hold the other harmless from and against all Losses, resulting from the claims of any broker, finder, or other such party, other than Broker, claiming by, through or under the acts or agreements of the indemnifying party.  The obligations of the parties pursuant to this Section 20 shall survive the Closing or any earlier termination of this Agreement.

21.          MISCELLANEOUS.

21.1.       Entire Agreement.  This Agreement constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals, in each case with respect to the transaction contemplated herein, are hereby superseded and rendered null and void and of no further force and effect and are merged into this Agreement.  Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

21.2.       Time of the Essence.  Time is of the essence of this Agreement.

21.3.       Legal Holidays.  If any date herein set forth for the performance of any obligations by Seller or Buyer or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday.  As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed for observance thereof in the State of California.

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21.4.       Conditions Precedent.  The obligations of the parties hereunder to close the transaction contemplated herein are subject to the express Conditions Precedent set forth in this Agreement, each of which is for the sole benefit of Buyer and Seller, respectively, and may be waived at any time by written notice thereof from the applicable party to the other party.  The waiver of any particular Condition Precedent shall not constitute the waiver of any other.  In the event of the failure of a Condition Precedent for any reason whatsoever, the benefited party may elect, in its sole discretion, to terminate this Agreement in which event as to Buyer the provisions of Section 21.8 governing a permitted termination by Buyer shall apply.

21.5.       Construction.  This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Buyer have contributed substantially and materially to the preparation of this Agreement.  The headings of various sections in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive provisions hereof.

21.6.       Governing Law.  This Agreement shall be governed by and construed in accordance with the State of California.

21.7.       Partial Invalidity.  The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

21.8.       Permitted Termination.  In the event that Buyer exercises any right it may have hereunder to terminate this Agreement, prior to the expiration of the Review Period or, thereafter, in the event of (a) a failure by Seller to have performed fully or tender performance of its obligations hereunder, (b) a failure of a condition to Buyer’s obligations set forth in Section 9, or (c) a circumstance entitling Buyer to the return of the Deposit under Section 14, the Deposit shall be immediately returned to Buyer and neither party shall have any further liability under this Agreement except as otherwise expressly provided hereunder.  In all other events, Seller shall retain the Deposit.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Purchase and Sale on the date first above written.

SELLER:

NATIONAL RV HOLDINGS, INC., a Delaware corporation

By:	\s\ Jon Corn
Name:	Jon Corn
Its:	Vice President/General Council

S-1

BUYER:

FIRST INDUSTRIAL ACQUISITIONS, INC., a Maryland corporation

By:	\s\ Bernie Bak
Name:	Bernie Bak
Its:	Authorized Signatory

S-2

SCHEDULE OF EXHIBITS

A             Land

B             Contracts

B-1          Permitted Leases

C             Seller’s Deliveries

D             Grant Deed

E              General Assignment

F              Assignment of Contracts

G             Owner’s Affidavit

H             FIRPTA Certificate

I               Closing Certificates

EXHIBIT A

Legal Description of the Land

A-1

EXHIBIT B

Contracts

None.

B-1

EXHIBIT B-1

Warrior Sublease

Commercial Lease (Private) dated February 8, 2006, by and between Tenant and Weekend Warrior Trailers, Inc. (“Warrior”), as amended by that certain letter agreement dated September 12, 2006 by and between Tenant and Warrior.

B-1

EXHIBIT C

Seller’s Deliveries

1.                                       Copies of any bills and other notices pertaining to any real estate taxes applicable to the Property for the current year and the three (3) years immediately preceding the date of the Agreement.

2.                                       Copies of all management, maintenance, landscaping repair, pest control, and other service and/or supply contracts, and any other contracts or agreements relating to or affecting the Property.

3.                                       Copies of all final, written, third-party reports regarding soil conditions, ground water, wetlands, underground storage tanks, subsurface conditions and/or other environmental or physical conditions relating to the Property, in Seller’s possession or control.

4.                                       Copies of all engineering and architectural plans and specifications, drawings, studies and surveys relating to the Property, in Seller’s possession or control, and copies of all records pertaining to the repair, replacement and maintenance of the mechanical systems at the Property, the roof and the structural components of the Property.

5.                                       Copies of Seller’s most recent owner’s title policy issued in connection with the Property and the most recent survey of the Property, if any.

6.                                       Copies of all, if any, of the following in Seller’s possession or control: subdivision plans or plats, variances, parcel maps or development agreements relating to the Property; and licenses, permits, certificates, authorizations, or approvals issued by any governmental authority in connection with the construction, ownership, use and occupancy of the Property.

C-1

EXHIBIT D

Grant Deed

RECORDING REQUESTED BY AND

WHEN RECORDED MAIL TO:

Barack Ferrazzano Kirschbaum
Perlman & Nagelberg LLP
333 West Wacker Drive, Suite 2700
Chicago, Illinois 60606
Attn: Brett Feinberg

MAIL TAX STATEMENTS TO:

First Industrial Realty Trust, Inc.

898 North Sepulveda Blvd., Suite 750

El Segundo, California  90245

GRANT DEED

A.P.N.:                                                                                                                                                                                                                                                        Amount of tax due is shown on a separate writing and is not for public record. (R&T 11932)

FOR VALUE RECEIVED, National RV Holdings, Inc., a Delaware corporation (“Grantor”), hereby grants to                                                                                         (“Grantee”), that certain real property located in the City of Perris, County of Riverside, State of California, described on Exhibit “A” attached hereto and made a part hereof, together with all improvements, buildings, structures, easements, privileges and rights appurtenant thereto (collectively, the “Property”).

IN WITNESS WHEREOF, Grantor has executed this Grant Deed as of               , 2007.

GRANTOR:

NATIONAL RV HOLDINGS, INC., a Delaware corporation

By:
Its:

STATE OF	)
)
COUNTY OF	)

On              , 2007, before me,                                        , a notary public in and for said state, personally appeared                                                                  , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by the signature on the instrument the person executed the instrument.

WITNESS my hand and official seal.

(SEAL)

Notary Public

EXHIBIT “A”

LEGAL DESCRIPTION

SEPARATE STATEMENT OF
DOCUMENTARY TRANSFER TAX

Riverside County Registrar-Recorder

Ladies/Gentlemen:

In accordance with Revenue and Taxation Code section 11932, it is requested that this statement of documentary transfer tax due not be recorded with the attached Grant Deed, but affixed to the Grant Deed after recordation and be returned as directed thereon.

The deed names National RV Holdings, Inc., a Delaware corporation, as Grantor, and                                                                                            , as Grantee.  The Property being transferred is located in Perris, County of Riverside, State of California.

The amount of documentary transfer tax due on the attached Grant Deed is                                                                                 ($                          ), computed on the full value of the Property (less the value of any liens and encumbrances remaining on the Property at the time of sale).

Very truly yours,

GRANTOR:

NATIONAL RV HOLDINGS, INC., a Delaware corporation

By:
Its:

EXHIBIT E

GENERAL ASSIGNMENT

THIS GENERAL ASSIGNMENT (the “Assignment”) is made and entered into this       day of                   , 2007 by and between National RV Holdings, Inc., a Delaware corporation (“Assignor”) and                      (“Assignee”).

R E C I T A L S:

WHEREAS, Assignor and First Industrial Acquisitions, Inc., a Maryland corporation and predecessor-in-interest to Assignee, entered into that certain Purchase and Sale Agreement, dated                     , 2007 (as amended, the “Agreement”), for the purchase and sale of 3411 N. Perris Boulevard and 100 W. Sinclair Street, Perris, California (the “Premises”); and

WHEREAS, in connection with the consummation of the transactions contemplated under the Agreement, Assignor and Assignee desire to execute this Assignment.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Recitals; Defined Terms.  The foregoing recitals are hereby incorporated into this Agreement as if fully rewritten and restated in the body of this Assignment.  Capitalized terms used herein and not otherwise defined shall have the meanings respectively ascribed to them in the Agreement.

2.             Assignment of Intangibles.  Assignor hereby quitclaims unto Assignee, without recourse, representation or warranty of any kind whatsoever, all of Assignor’s right, title and interest (if any) in and to all, if any, Intangibles relating to the Premises.  Such Intangibles are quitclaimed by Assignor to Assignee on an “AS-IS,” “WHERE-IS,” “WITH ALL FAULTS” basis, and without any warranties, representations or guaranties, either express or implied, of any kind, nature or type whatsoever, except the foregoing shall be without limitation upon any representations and warranties expressly contained in the Agreement.

3.             Assumption of Obligations.  Assignee hereby accepts the assignment of the Intangibles subject to the terms and conditions hereof.

4.             Counterparts.  This Assignment may be executed in one or more multiple counterparts, all of which, when taken together shall constitute one and the same instrument.

5.             Governing Law.  This Assignment shall be governed by and construed in accordance with the laws of the State of California.

6.             Partial Invalidity.  The provisions hereof shall be deemed independent and severable, and the invalidity or enforceability of any one provision shall not affect the validity or enforceability of any other provision hereof.

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment on the date first above written.

ASSIGNOR:

NATIONAL RV HOLDINGS, INC., a Delaware corporation

By:
Its:

ASSIGNEE:

EXHIBIT F

ASSIGNMENT AND ASSUMPTION OF CONTRACTS

THIS ASSIGNMENT AND ASSUMPTION OF CONTRACTS (the “Assignment”) is made and entered into this          day of                        , 2007, by and between NATIONAL RV HOLDINGS, INC., a Delaware corporation (“Assignor”), and                                                                       (“Assignee”).

R E C I T A L S:

WHEREAS, Assignor and First Industrial Acquisitions, Inc., a Maryland corporation and predecessor-in-interest to Assignee, entered into that certain Purchase and Sale Agreement, dated                                 , 2006 (as amended, the “Agreement”), for the purchase and sale of the buildings commonly known as 3411 N. Perris Boulevard and 100 W. Sinclair Street, Perris, California (the “Premises”); and

WHEREAS, in connection with the consummation of the transactions contemplated under the Agreement, Assignor and Assignee desire to execute this Assignment.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

7.             Recitals; Defined Terms.  The foregoing recitals are hereby incorporated into this Agreement as if fully rewritten and restated in the body of this Assignment.  Capitalized terms used herein and not otherwise defined shall have the meanings respectively ascribed to them in the Agreement.

8.             Assignment of Contracts. Assignor hereby sells, transfers, conveys and assigns to Assignee all of its right, title and interest in and to any and all contracts and agreements relating to the management, leasing, operation, maintenance and repair of the Premises, as set forth on Exhibit A attached hereto and made a part hereof (collectively, the “Contracts”), subject, however, to the terms and covenants of the Contracts and this Assignment.

9.             Assumption of Obligations.  Assignee hereby accepts the assignment of the Contracts subject to the terms and conditions hereof, and from and after the date hereof, Assignee hereby assumes and shall be responsible for and shall perform, discharge and fulfill all of the obligations imposed on Assignee, as the owner of the Premises and the successor-in-interest to Assignor, under the Contracts, which obligations accrue after the date hereof.

10.          Assignee’s Indemnification.  Assignee hereby indemnifies, protects, defends and holds Assignor, Assignor’s shareholders, the partners, officers and directors of Assignor’s shareholders, and all of their respective successors and assigns harmless from any and all claims, damages, losses, suits, proceedings, costs and expenses, including, without limitation, reasonable attorneys’ fees (“Losses”), both known or unknown, present and future, at law or in equity, arising out of, by virtue of, or in any way related to, the breach by Assignee of (or Assignee’s failure to timely perform) any or all of the obligations imposed on Assignee, as the owner of the

Premises and the successor-in-interest to Assignor, under the Contracts, which obligations accrue after the date hereof.

11.          Assignor’s Indemnification.  Assignor hereby indemnifies, protects, defends and holds Assignee, Assignee’s                            , the partners, officers, directors and shareholders of Assignee’s                                and all of their respective successors and assigns harmless from any and all Losses, both known and unknown, present and future, at law or in equity and arising out of, by virtue of, or related in any way to, the breach by Assignor of (or Assignor’s failure to timely perform) any or all of the obligations imposed upon Assignor, as the owner of the Premises prior to the date hereof, under the Contracts, which obligations accrued on or prior to the date hereof.

12.          Counterparts.  This Assignment may be executed in one or more multiple counterparts, all of which, when taken together shall constitute one and the same instrument.

13.          Governing Law.  This Assignment shall be governed by and construed in accordance with the laws of the State of California.

14.          Partial Invalidity.  The provisions hereof shall be deemed independent and severable, and the invalidity or enforceability of any one provision shall not affect the validity or enforceability of any other provision hereof.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment on the date first above written.

ASSIGNOR:

NATIONAL RV HOLDINGS, INC., a Delaware corporation

By:
Its:

ASSIGNEE:

a

By:
Its:

EXHIBIT A

Service Contracts

EXHIBIT G

Owner’s Affidavit

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EXHIBIT H

Entity Transfer Certificate

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EXHIBIT I

CLOSING DATE CERTIFICATE

On this                day of                      , 2007,                                                                                                        , a                                                                        (“              ”), under that certain Purchase and Sale Agreement (the “Agreement”) dated as of                                             by and between               and                                                              (“               ”), hereby represents and warrants to                         , that, as of the date hereof, all of the representations and warranties of                          set forth in the Agreement are true and correct in all material respects.

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I-1

By:
Name:
Its:

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